CONSENT OF INDEPENDENT PETROLEUM ENGINEER

   As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Quest Resource Corporation (the “Company”) of our estimates of the estimated quantities of oil and gas reserves and present value of future net reserves of the Company as of December 31, 2008, 2007, 2006 and 2005.

Cawley, Gillespie & Associates, Inc.

Petroleum Engineers

Ft. Worth, Texas

December 4, 2009